EXHIBIT 3.1

4885-2218-1279

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARCBEST CORPORATION

ArcBest Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is ArcBest Corporation. The Corporation was originally incorporated under the name Best Holding Corporation pursuant to the original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on August 23, 1988.
2.The Original Certificate of Incorporation was amended and restated by the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 16, 1992, whereby the Corporation changed its name from Best Holding Corporation to Arkansas Best Corporation, as amended by (a) Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 22, 2009 and (b) a Certificate of Ownership and Merger Merging ArcBest Corporation with Arkansas Best Corporation, which included a change of the Corporation’s name from Arkansas Best Corporation to ArcBest Corporation, as filed with the Secretary of State of the State of Delaware on April 24, 2014 and effective as of May 1, 2014.
3.The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and filed with Secretary of State of the State of Delaware on May 1, 2023.
4.This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware; and
5.This Certificate of Incorporation amends and restates the Second Amended and Restated Certificate of Incorporation to read in its entirety as follows:
Article I

The name of the Corporation is ArcBest Corporation.

Article II

The name of the Corporation’s registered agent and the address of its registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, New Castle County, 19808.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV
A.	The total number of shares of capital stock which the Corporation shall have the authority to issue is eighty million (80,000,000) consisting of (a) ten million (10,000,000) shares of Preferred Stock, $0.01 par value per share, and (b) seventy million (70,000,000) shares of Common Stock, $0.01 par value per share.
B.	Designations, etc. of Preferred Stock.
1.	Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such series from time to time adopted by the Board of Directors pursuant to the authority which is hereby vested in the Board of Directors.
2.	Each series of Preferred Stock
(i)	may have such number of shares;
(ii)	may have such voting power, full or limited, or may be without voting power;
(iii)	may be subject to redemption at such time or times and at such prices;
(iv)	may be entitled to receive dividends (which may be cumulative or noncumulative), payable in cash, securities or property, at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable in any other class or classes or series of stock;
(v)	may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vi)	may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;
(vii)	may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption, or other acquisition by the Corporation or any subsidiary, of any outstanding stock of the Corporation, or of other affirmative or negative covenants;
(viii)	may have certain rights in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and relative rights of priority of payment of shares of that series; and
(ix)	may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; all as shall be stated in a resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.
Article V

In furtherance and not limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to alter, amend or repeal the bylaws of the Corporation or to adopt new bylaws.

Article VI

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, except for liability (i) for any breach of the director or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) with respect to any director, under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) with respect to any officer, in any action by or in right of the Corporation. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any amendment, repeal or elimination of the foregoing paragraph by the stockholders of the Corporation shall be prospective only and shall not affect any limitation on liability of a director or officer of the Corporation for acts or omissions occurring before such amendment, repeal or elimination unless the provision provides otherwise at the time of such act or omission.

Article VII

The number of Directors constituting the Board of Directors shall be as set forth in or pursuant to the Bylaws of the Corporation. At the 2010 annual meeting of stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2011 annual meeting of stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2012 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at the 2012 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders.

Article VIII
1.	Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action or omission in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if required by the Delaware General Corporation Law, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

2.	Right of Indemnitee to Bring Suit.

If a claim under paragraph 1 of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.

Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

3.	Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

4.	Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

5.	Indemnity of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Delaware General Corporation Law with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article IX

No stockholder of the Corporation shall by reason of his holding shares of any class of its capital stock have any preemptive or preferential right to purchase or subscribe for any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class or any other security, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder; and the Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing holders of any class of stock of the Corporation.

Article X

Cumulative voting for the election of Directors shall not be permitted.

Article XI

The affirmative vote of the holders of not less than a majority of the outstanding voting stock of the Corporation shall be required for the approval or authorization of any (i) merger or consolidation of the Corporation with or into any other corporation, (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity, (iii) dissolution of the Corporation or (iv) amendment of the Articles of Incorporation of the Corporation.

Article XII

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been signed this 29th day of April, 2024.

ARCBEST CORPORATION

By:/s/ Judy R. McReynolds

Name:	Judy R. McReynolds
Title:	Chairman, President and Chief Executive Officer and Principal Executive Officer

Signature Page to the
Third Amended and Restated Certificate of Incorporation of
ArcBest Corporation